                                                                    EXHIBIT 99.1


SUN HEALTHCARE GROUP, INC. TO ACQUIRE RETIREMENT CARE ASSOCIATES, INC. AND CONTOUR MEDICAL, INC.


         ALBUQUERQUE, N.M.; ATLANTA; ST. PETERSBURG, Fla., Feb. 18 /PPNewswire/ - Sun Healthcare Group, Inc. (NYSE: SHG), Retirement Care Associates, Inc. (NYSE: RCA) and Countour Medical, Inc. (Nasdaq SmallCap
Market: CTMI) announced today that the companies have signed definitive agreements under which Sun will acquire Retirement Care Associates and Contour Medical. Atlanta-based Retirement Care Associates is the largest operator of skilled nursing facilities in Georgia, and one of the largest operators of skilled nursing and assisted living facilities in the southeastern United States.

         Retirement Care Associates currently operates 107 facilities. Of these, 69 are skilled nursing facilities, with a total of 6,898 beds, and 38 are assisted living facilities, with 3,540 units. Retirement Care Associates also recently announced that it has signed contracts to acquire 18 additional facilities with a total of 2,157 beds or units.

         In addition, Retirement Care Associates owns approximately 65 percent of the outstanding shares of Contour Medical, a national provider of medical/surgical supplies for the long-term care industry and specialty products for hospitals. Contour Medical is based in St.
Petersburg, Fla.

         The boards of directors of Sun Healthcare Group, Retirement Care Associates and Contour Medical have each unanimously approved their respective agreements. The agreements call for Sun to issue 0.6625 shares of new common stock in exchange for each outstanding share of Retirement Care Associates common stock, and for Sun to pay $8.50 per share, in cash or common stock at Sun's election, for the approximately 35 percent of Contour Medical stock not presently owned by Retirement Care Associates. The combined transactions are valued at approximately $328 million, including the assumption of all outstanding Retirement Care Associates O.S.C. 1 acquisition is intended to qualify as a tax-free reorganization, and is currently expected to be accounted for as a pooling of interests. The parties contemplate closing on the transactions in the second or third quarter of 1997.

         As a result of the acquisitions, Sun Healthcare Group will operate 380 long-term care facilities in the United States and the United Kingdom, with a total of 36,223 beds, and 43 assisted living facilities, with 4,056 units. Considering both acquisitions, Sun will have annualized revenues of approximately $2 billion.

         After completion of the acquisitions, Sun will employ more than 47,000 people in the United States, Canada and the United Kingdom.

         Sun expects to realize significant business synergies from the acquisition of Retirement Care Associates and Contour Medical, including the following:

         1) Contour Medical would add significant market share to Sun's recently launched medical/surgical supply subsidiary. Contour Medical presently has approximately 1,400 nursing home contracts with anticipated sales of $60 million in 1997. With a coast-to-coast distribution network, Contour Medical has the capacity to fulfill the medical/surgical supply needs of all of Sun's long-term care facilities.

         2) Retirement Care Associates would expand Sun's long-term care operations throughout the southeastern United States. The two companies have complementary geographies, with the only overlap being in Florida and Arizona.

         3) The addition of Retirement Care Associates' 42 assisted living facilities to Sun's existing and planned assisted living operations would provide the necessary critical mass and market share to establish Sun as a major player in this fast-growing sector of the long-term care industry.

         4) The addition of Retirement Care Associates' 83 nursing facilities provides immediate opportunities to expand Sun's contract therapy, pharmacy and other ancillary service businesses.

         5) Sun would be able to leverage its infrastructure and management expertise to achieve enhanced efficiencies and improved operational performance at Retirement Care Associates' facilities.

         Andrew L. Turner, chairman and chief executive officer of Sun, said, "The addition of Retirement Care Associates' assets will significantly expand our facility base and ancillary revenues, and rapidly accelerate our entry into the medical/surgical supply business. We are committed to achieving the synergies necessary to make this transaction accretive in 1998."

         Closing of the transactions is subject to the satisfaction of customary conditions, including the receipt of shareholder, regulatory and lender approvals. Holders of approximately 36 percent of the outstanding shares of Retirement Care Associates have agreed to vote their shares in favor of the merger, and have granted Sun Healthcare Group an option to purchase their shares under certain circumstances. Sun will assume management of all Retirement Care Associates and Contour Medical operations upon completion of the acquisitions. None of the senior management of Retirement Care Associates is expected to continue in the management of the combined operations.

         Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc. is a diversified international long-term care provider. Sun companies operate longterm care facilities across the United States and in the United Kingdom, and manage pharmacies that serve the nursing home industry. Sun subsidiaries also provide therapy services in the United States and Canada.

         Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties as detailed from time to time in the company's SEC filings, including Sun's annual report on form 10-K/A-1 for the fiscal year ended December 31, 1995.


                              STATISTICAL SUMMARY


                                                                                          Retirement Care
                                                                                        Associates, Inc.
                                                                  Sun Healthcare           and Contour
                                                                   Group, Inc.             Medical, Inc.         COMBINED
Long-term care facilities                                                 293                     83                  376

Long-term care beds                                                    27,168                  8,526               36,694

Assisted living facilities                                                  5                     42                   47

Assisted living units                                                     516                  4,069                4,585

Therapy contracts                                                         911                     83*                 994

Institutional pharmacy                                                    437                    125*                 562
 contracts

Medical/surgical supply                                                   179                  1,400                1,579
 contracts

Acute hospital specialty                                                    0                  550                  550
 supply contracts

Outpatient rehabilitation                                                  46                    0                   46
 clinics

Total employees                                                        40,000                7,695               47,695
         *Expected synergies


         SOURCE Sun Healthcare Group Inc.



CONTACT: MEDIA: PHYLLIS GOODMAN, OR INVESTORS: WARREN MCINTEER, BOTH OF SUN HEALTHCARE, 505-821-3355